Child,
Van Wagoner
& Bradshaw,
PLLC
CERTIFIED PUBLIC ACCOUNTANTS

February 15, 2011

Audit Committee
Wind Energy America Inc.
12100 Singletree Lane, Suite 100
Eden Prairie, MN 55344

This is to confirm that the client-auditor relationship between Wind Energy America Inc. (Commission File No. 000-09996) and Child, Van Wagoner & Bradshaw, PLLC, has ceased.

Sincerely,

Child, Van Wagoner & Bradshaw PLLC

Child, Van Wagoner & Bradshaw, PLLC

cc. Office of the Chief Accountant
Mail Stop 6561
Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

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